EXHIBIT 99

         Digital Power Corporation Reports Potential Delisting from AMEX

     FREMONT, Calif., May 5, 2005, Digital Power Corporation (Amex: DPW) (herein "Digital Power") announced that American Stock Exchange (the "AMEX") advising that the Company was not in compliance with the AMEX's listing requirements because its has a shareholders equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

     In order to maintain its AMEX listing, the Company must submit a recovery plan by June 3, 2005, advising the AMEX of action it has taken or will take to bring the Company into compliance with the continued listing standards within a maximum of 18 months. Acceptance of such plan is in the discretion of the AMEX. If the plan is accepted, the Company will be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards at the end of such 18-month period or fails the periodic reviews, the AMEX will initiate delisting proceedings.

     On May 16, 2005, AMEX will place the indicator .BC after the Company's symbol, DPW, which will remain in effect until AMEX has determined that the Company is in compliance with applicable continuing listing standards.

     Commenting on the potential action, Jonathan Wax, President and CEO stated:
"DPC is planning to prepare and submit a plan in accordance with the AMEX requirements and has every intention to remain listed."

     If the Company's shares of common stock are de-listed, this may have an effect on the trading market of the Company's shares.

     Digital Power designs, develops, manufactures, markets and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California 94538-3158; phone number (510) 657-2635.


     The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that Digital Power will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.